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                                                                 Exhibit 8(b)(2)


                 FORM OF ASSIGNMENT AND MODIFICATION AGREEMENT

     This Agreement is made by and between Neuberger & Berman Advisers Management Trust ("Trust"), a Massachusetts business trust, Neuberger & Berman Management Incorporated ("N&B Management"), a New York corporation, Neuberger & Berman Advisers Management Trust ("Successor Trust"), a Delaware business trust, Advisers Managers Trust ("Managers Trust") and The Penn Mutual Life Insurance Company ("Life Company"), a life insurance company organized under the laws of the State of Pennsylvania.

     WHEREAS, the Life Company has previously entered into a Sales Agreement dated April 5, 1993 (the "Sales Agreement") with the Trust regarding the purchase of shares of the Trust by Life Company; and

     WHEREAS, as part of the reorganization into a "master-feeder" fund structure (the "Reorganization"), the Trust will be converted into the Successor Trust, a Delaware business trust; and

     WHEREAS, as part of the Reorganization, each Portfolio of the Trust will transfer all of its assets to the corresponding Portfolio of the Successor Trust ("Successor Portfolio") and each Successor Portfolio will invest all of its net investable assets in a corresponding series of Managers Trusts; and

     WHEREAS, as part of the Reorganization, an Order under Section 6(c) of the Investment Company Act of 1940 ("40 Act") is expected to be issued by the Securities and Exchange Commission ("SEC") granting exemptions from Sections 9(a), 13(a), 15(a) and 15(b) of the `40 Act and Rules 6e-2(b)(15) and 6e-
3(T)(b)(15) thereunder; and

     WHEREAS, the Order is expected to require that certain conditions (the "Conditions") as set forth in the Notice (Investment Company Act Release No. 21003 (April 12, 1995)) be made a part of the Sales Agreement; and

     WHEREAS, the parties hereto desire to assign the Sales Agreement from the Trust to the Successor Trust, to modify the Sales Agreement to include the Conditions and Indemnification and to rename the Sales Agreement; and

     WHEREAS, N&B Management and Managers Trust will become parties to the Sales Agreement as modified hereby, due to and for purposes of their obligations under the Conditions and N&B Management's obligations under the Indemnification provision.

     NOW, THEREFORE, in consideration of their mutual promises, Trust, N&B Management, Successor Trust, Managers Trust and Life Company agree as follows:
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     1.   The Sales Agreement is hereby assigned by the Trust to the Successor
Trust.

     2. Pursuant to such assignment, the Successor Trustee hereby accepts all rights and benefits of the Trust under the Sales Agreement and agrees to perform all duties and obligations of the Trust under the Sales Agreement. Upon the effectiveness of this Assignment and Modification Agreement, the Trust will be released from all obligations and duties under the Sales Agreement.

     3. The Sales Agreement is hereby modified to include the Conditions as follows:

     Sections 12 and 13 of the Sales Agreement are replaced by the following:

     12. a) The Board of Trustees of each of the Successor Trust and Managers Trust (the "Boards") will monitor the Successor Trust and Managers Trust, respectively, (collectively the "Funds") for the existence of any material irreconcilable conflict between the interests of the contract owners of all insurance company separate accounts investing in the Funds. A material irreconcilable conflict may arise for a variety of reasons, including: (a) state insurance regulatory authority action; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Funds are being managed; (e) a difference in voting instructions given by variable annuity and variable life insurance contract owners or by contract owners of different participating insurance companies; or (f) a decision by a participating insurance company to disregard voting instructions of contract owners.

          b) Life Company will report any potential or existing conflicts to the Boards. Life Company will be responsible for assisting the appropriate Board in carrying out its responsibilities under the Conditions set forth in the notice issued by the SEC for the Funds on April 12, 1995 (the "Notice") by providing the Board with all information reasonably necessary for it to consider any issues raised. This responsibility includes, but is not limited to, an obligation by Life Company to inform the Board whenever variable contract owner voting instructions are disregarded by Life Company. These responsibilities will be carried out with a view only to the interests of the contract owners.

          c) If a majority of the Board of a Fund or a majority of its disinterested trustees or directors, determines that a material irreconcilable conflict exists, affecting the Life Company, Life Company, at its expense and to the extent reasonably practicable (as determined by a majority of disinterested trustees or directors), will take any steps necessary to remedy or eliminate the irreconcilable material conflict, including: (a) withdrawing the assets allocable to some or all of the separate accounts from the Funds or any series thereof and reinvesting those assets in a different investment medium, which may include another series of the Successor Trust or Managers Trust, or another investment company or submitting the question as to whether such segregation should be implemented to a vote of all affected variable contract owners and, as

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appropriate, segregating the assets of any appropriate group (i.e., variable annuity or variable life contract owners of one or more Participants) that votes in favor of such segregation, or offering to the affected variable contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account. If a material irreconcilable conflict arises because of Life Company's decision to disregard contract owner voting instructions, and that decision represents a minority position or would preclude a majority vote, the Life Company may be required, at the election of the relevant Fund, to withdraw its separate account's investment in such Fund, and no charge or penalty will be imposed as a result of such withdrawal. The responsibility to take such remedial action shall be carried out with a view only to the interests of the contract owners.

               For the purposes of Condition (c), a majority of the disinterested members of the applicable Board shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the relevant Fund or N&B Management (or any other investment advisor of the Funds) be required to establish a new funding medium for any variable contract. Further, Life Company shall not be required by this condition
(c) to establish a new funding medium for any variable contract if any offer to do so has been declined by a vote of a majority of contract owners materially affected by the irreconcilable material conflict.

          d) Any Board's determination of the existence of an irreconcilable material conflict and its implications shall be made known promptly and in writing to all Participants.

          13.  a)   Life Company will provide pass-through voting privileges to all contract owners so long as the SEC continues to interpret the `40 Act as requiring pass-through voting privileges for variable contract owners. This condition will apply to UIT-separate accounts investing in the Successor Trust and to managed separated accounts investing in Managers Trust to the extent a vote is required with respect to matters relating to Managers Trust. Accordingly, Life Company, where applicable, will vote shares of a Fund held in its separate accounts in a manner consistent with voting instructions timely received from its variable contract owners. Life Company will be responsible for assuring that each of its separate accounts that participates in the Funds calculates voting privileges in a manner consistent with other Participants as defined in the Conditions set forth in the Notice. Each Participant will vote shares for which is has not received timely voting instructions, as well as shares it owns, in the same proportion as its votes those shares for which it has received voting instructions. Funds hereby confirm that the manner in which Life Company currently calculates voting privileges is consistent with the manner in which other Participants so calculate voting privileges. Funds will notify Life Company if Funds become aware that another participant has changed the manner in which it so calculates voting privileges.

          b) If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the `40 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any

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exemptions granted in the Order, then the Successor Trust, Managers Trust and/or the Participants, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.

          c) No less than annually, the Participants shall submit to the Boards such reports, materials or data as such Boards may reasonably request so that the Boards may fully carry out the obligations imposed upon them by these Conditions. Such reports, materials, and data shall be submitted more frequently if deemed appropriate by the applicable Boards.

4. The Sales Agreement is hereby modified to include indemnification as follows:

     22. (a) Except as limited by and in accordance with the provisions of Sections 22(b) and 22(c) hereof, N&B MANAGEMENT agrees to indemnify and hold harmless LIFE COMPANY and each of its directors and officers and each person, if any, who controls LIFE COMPANY within the meaning of Section 15 of the `33 Act (collectively the "Indemnified Parties") against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of N&B MANAGEMENT, which consent shall not be unreasonably withheld) or litigation expenses (including attorney's fees, legal and other expenses) to which the Indemnified Parties may become subject under any statute, or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of, or investment in, TRUST's share or the variable contracts or the exercise of any ownership rights with respect to such shares or contracts, and arise as a result of a failure by Trust to comply with the diversification requirements of Section 817(h) of the Code.

               (b) N&B MANAGEMENT shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to LIFE COMPANY.

               (c) N&B MANAGEMENT shall not be liable under this indemnification provision with respect to any claim made against an Indemnified party unless such Indemnified Party shall have notified N&B MANAGEMENT in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify N&B MANAGEMENT of any such claim shall not relieve N&B MANAGEMENT from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In

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     case any such action is brought against the Indemnified Parties,
     N&B MANAGEMENT shall be entitled to participate at its own expense in the defense thereof. N&B MANAGEMENT also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from N&B MANAGEMENT to such party of N&B MANAGEMENT'S election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and N&B MANAGEMENT will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     5.   The Sales Agreement shall be renamed Fund Participation Agreement.

     6. This Assignment and Modification Agreement shall be effective on May 1, 1995, the closing date of the conversion. In the event of a conflict between the terms of this Assignment and Modification Agreement and the terms of the Sales Agreement, the terms of this Assignment and Modification Agreement shall control.

     7. All other terms and conditions of the Sales Agreement remain in full force and effect.

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     Executed this ______ day of _____________________, 1995.



                              Neuberger & Berman Advisers
                                    Management Trust
                              (a Massachusetts business trust)


Attest: ___________________   By: ____________________________
                                  Stanley Egener, Chairman


                              Neuberger & Berman Advisers
                               Management Trust
                              (a Delaware business trust)


Attest: ___________________   By: ____________________________
                                  Stanley Egener, Chairman


                              Advisers Managers Trust


Attest: ___________________   By: ____________________________



                              Neuberger & Berman Management
                                Incorporated


Attest: ___________________   By: ____________________________


                              The Penn Mutual Life Insurance Company


Attest: ___________________   By: ____________________________


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